Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

1.       Starcraft Automotive Group, Inc.

         State of Incorporation: Indiana

         A.       Starcraft FSC, Inc.

                  Jurisdiction of Incorporation: Barbados

2.       Imperial Automotive Group, Inc.

         State of Incorporation: Indiana

3.       Starcraft Southwest, Inc.

         State of Incorporation: Indiana

4.       National Mobility Corporation

         State of Incorporation: Indiana